UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _)

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PENN VIRGINIA CORPORATION

(Name of Registrant as Specified in Its Charter)

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PENN VIRGINIA CORPORATION

14701 St. Mary’s Lane
Suite 275
Houston, Texas 77079

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) to be held at the Omni Hotel at 13210 Katy Freeway, Houston, Texas, on Wednesday, May 2, 2018, at 11:00 a.m., Central time, to consider and act on the following matters:

1.          The election of five directors named in this Proxy Statement, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

2.          An advisory vote to approve our executive compensation;

3.          The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018; and

4.          The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 15, 2018 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.

A majority of the issued and outstanding shares of common stock of the Company (“Common Stock”) must be represented at the meeting to constitute a quorum. Therefore, all shareholders are urged to attend the meeting or to be represented by proxy.

A copy of the Company’s Annual Report for the year ended December 31, 2017 is being mailed to shareholders together with this Notice.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope or vote your proxy using the Internet. If you later find that you will be present at the meeting and wish to vote in person or for any other reason desire to revoke your proxy, you may revoke your proxy at any time before the voting at the Annual Meeting.

By Order of the Board of Directors

/s/ Katherine Ryan
Katherine Ryan
Corporate Secretary

Houston, Texas
March 28, 2018

i

ii

PENN VIRGINIA CORPORATION

PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held on May 2, 2018

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Penn Virginia Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 11:00 a.m., Central time, on Wednesday, May 2, 2018 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Omni Hotel at 13210 Katy Freeway, Houston, Texas. This Proxy Statement and the accompanying proxy card are first being mailed on or about March 28, 2018. Our principal executive offices are located at 14701 St. Mary’s Lane, Suite 275, Houston, Texas 77079.

Record Date and Voting Rights

Only holders of record of shares of our Common Stock at the close of business on March 15, 2018 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 15,058,210 shares of our Common Stock, par value $0.01 per share.

Holders of our Common Stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the Annual Meeting.

Quorum and Adjournments

The presence, in person or by proxy, of shareholders holding a majority of the votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for all matters considered at the Annual Meeting. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares of our Common Stock entitled to vote who are present or represented by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Bylaws, our Chairman has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.

Votes Required

Directors will be elected (Proposal No. 1) by a plurality of the votes cast at the meeting. With respect to the election of directors, you may vote “for” all nominees for the Board or you may “withhold” authority to vote for one or more nominees. A “withhold” vote will have the same effect as an abstention and will not count as a vote “for” or “against” a director because directors are elected by plurality voting, but will count for purposes of determining if a quorum is present at the Annual Meeting.

The advisory vote on our executive compensation (Proposal No. 2) is only advisory in nature and has no binding effect on us or our Board. Our Board will consider the say-on-pay vote approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting.

Ratification of Grant Thornton LLP, or “Grant Thornton” as our independent registered public accounting firm for the fiscal year ended December 31, 2018 (Proposal No. 3) requires that the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting.

Broker Non-Votes

Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under applicable rules, brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.

The election of directors (Proposal No. 1) and the advisory vote to approve executive compensation (Proposal No. 2) are considered non-routine matters under applicable rules. Consequently, brokers may not vote uninstructed shares on any of these proposals, and there may be broker non-votes on these proposals. Broker non-votes will have no effect on the outcome of Proposal No. 1 and Proposal No. 2. The ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2018 (Proposal No. 3) is considered a routine matter under applicable rules. Consequently, brokers may vote uninstructed shares on this proposal, and we do not expect any broker non-votes on this proposal. Broker shares that are voted on any matter at the Annual Meeting will be included in determining the number of shares present for purposes of determining whether a quorum is present at the Annual Meeting.  Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the Annual Meeting.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You can also vote via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. See “Broker Non-Votes and Abstentions” above.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Voting in Person

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting.  Shares held beneficially in a brokerage account or by another nominee may be voted in person only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you are a registered holder and properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election of the five nominees for the Board (Proposal No. 1), “FOR” the resolution to approve our executive compensation (Proposal No. 2), “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2018 (Proposal No. 3) and in accordance with the discretion of the proxy holders with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement. If we propose to adjourn the Annual Meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board knows of no matters other than those stated in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement to be presented for consideration at the Annual Meeting.

Revocation of Proxy

A shareholder executing and returning a proxy may revoke it at any time before it is exercised at the Annual Meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the Annual Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Written notices to us must be addressed to Penn Virginia Corporation, Attention: Corporate Secretary, 14701 St. Mary’s Lane, Suite 275, Houston, Texas 77079. No revocation by written notice will be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other methods of communication and will not be compensated additionally therefor.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

Five directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Detailed information on each nominee is provided below. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. We have no reason to believe that any nominee will decline or be unable to serve.

Information Regarding Nominees for Election as Directors

The following table sets forth certain information regarding the nominees for election as directors:

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

John A. Brooks, age 56	2017
Mr. John A. Brooks has served on the Board and as President and CEO of the Company since August 2017.  Mr. Brooks had previously served in several management roles for Penn Virginia, including as Interim Principal Executive Officer of Penn Virginia Corporation from September 2016 to August 2017, as Executive Vice President and Chief Operating Officer from January 2014 to August 2017, as Penn Virginia Corporation’s Executive Vice President, Operations from February 2013 to January 2014, Senior Vice President from February 2012 to February 2013 and Vice President from May 2008 to February 2012 and as Penn Virginia Oil & Gas Corporation’s Vice President and Regional Manager from October 2007 to February 2012, Operations Manager from January 2005 to October 2007 and Drilling Manager from February 2002 to January 2005. Mr. Brooks received his B.S. in Petroleum Engineering from the University of Texas at Austin in 1984.  The Board believes that Mr. Brooks’ experience in the exploration and production industry and detailed knowledge of our operations lends critical support to the Board’s decision making process.

David Geenberg, age 34	2018(1)
Mr. Geenberg has served on the Board since January 2018 and as co-Chairman of the Board since February 2018. He was designated as a director by Strategic Value Partners, LLC (“SVP”) pursuant to a Support Agreement  entered into in January 2018.  Mr. Geenberg is also the co-head of the US Investment Team of SVP.  Mr. Geenberg joined SVP in 2009, and since such time, he has led the firm’s investment efforts in the infrastructure, energy, and power sectors in North America, serving on the steering committees of more than a dozen significant restructurings. Previously, Mr. Geenberg worked at Goldman, Sachs & Co., most recently in the Infrastructure Investment Group and Principal Investment Area focused on energy and transportation infrastructure businesses, and, prior to that, in the investment bank’s Natural Resources Group. Mr. Geenberg received a B.A. in Economics summa cum laude from Dartmouth College in 2005. The Board believes that Mr. Geenberg’s prior experience in advising and investing in the energy industry and his affiliation with

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

one of the Company’s larger shareholders provides significant contributions to our Board.

Michael Hanna, age 38	2018(2)
Mr. Hanna has served on the Board since January 2018 and is a Partner and Portfolio Manager of KLS Diversified Asset Management LP (“KLS”), one of our larger shareholders. Mr. Hanna joined KLS in July 2015 and has 16 years of investment banking and portfolio management experience.  Prior to joining KLS, Mr. Hanna was a Portfolio Manager and Head of Trading at BulwarkBay Investment Group, LLC, a firm he co-founded in 2011. Previously, he was a portfolio manager with Concordia Advisors LLC, where he co-managed the firm’s Distressed Debt Fund. Mr. Hanna joined Concordia in 2005. Prior to joining Concordia, he worked in the Leveraged Finance/Financial Sponsors and Global Corporate Investment Banking groups of RBC Capital Markets from 2004 to 2005 and Bank of America Merrill Lynch from 2001 to 2004. Mr. Hanna’s industry experience includes oil & gas, industrials, paper and forest products, insurance and financials, aerospace and energy. He is a member of the board of directors of Modular Space Corporation and Sensei, Inc. Mr. Hanna received a B.A. from the University of Michigan in 2001 and is a CFA Charter holder. The Board believes that Mr. Hanna’s prior experience in finance and his affiliation with one of the Company’s larger shareholders provides significant contributions to our Board.

Darin G. Holderness, age 54	2016 (1)(2)(3)
Mr. Darin G. Holderness has served on the Board since September 2016 and as co-Chairman of the Board since February 2018. Mr. Holderness was the Senior Vice President, Chief Financial Officer and Treasurer of Concho Resources Inc., an oil and gas exploration and development company, until May 2016. Mr. Holderness has over 20 years of experience in the energy sector, including nine years with KPMG LLP where his practice was focused in the energy industry, and over 17 years in the industry in increasing roles of responsibility, including serving as Vice President and Controller of Pure Resources, Inc., Vice President and Chief Financial Officer of Basic Energy Services, Inc., Vice President and Chief Accounting Officer of Pioneer Natural Resources Company, and most recently as Senior Vice President and Chief Financial Officer of Eagle Rock Energy Partners, L.P. Mr. Holderness is a 1986 graduate of Boise State University with a Bachelor of Business Administration in Accounting and is a Certified Public Accountant. The Board believes that Mr. Holderness’s prior experience as an executive and his past audit, accounting and financial reporting experience provide significant contributions to our Board.

Jerry R. Schuyler, age 62	2016 (1)(2)(3)
Mr. Jerry R. Schuyler has served on the Board since October 2016. Mr. Schuyler is currently Executive Chairman of the Board of Gastar Exploration Inc. He served as Executive Vice President, Chief Operating Officer and Director of Laredo Petroleum, Inc. beginning in June 2007, was promoted to President and Chief Operating Officer in July 2008 and retired in July 2013. Mr. Schuyler served as an independent director for Yates Petroleum Corporation from December 2015 until the sale of the company in October 2016; an independent director for Rosetta Resources Inc. from December 2013 until the company was sold in July 2015 and an independent director for Gulf

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Coast Energy Resources, LLC from 2010 until the sale of the company in April 2015. Mr. Schuyler holds a B.S. in Petroleum Engineering from Montana College of Mineral Science and Technology and attended several graduate business courses at the University of Houston. The Board believes that Mr. Schuyler’s prior experience as an executive and director of numerous energy companies provides significant contributions to our Board.

(1)	Member of the Nominating & Governance Committee
(2)	Member of the Compensation & Benefits Committee
(3)	Member of the Audit Committee

Support Agreement

In connection with Mr. Geenberg’s joining the Board on January 18, 2018, SVP and affiliated funds entered into a Support Agreement with the Company. Pursuant to the Support Agreement, and concurrently with the execution of the Support Agreement, the Company (i) increased the number of directors on the Board such that there would be two vacancies on the Board and (ii) elected Mr. Geenberg to fill one of the newly created vacancies. Subject to SVP’s compliance with certain standstill and voting obligations, the Support Agreement provides that Mr. Geenberg would be included in the Company’s slate of director nominees for election at the 2018 and 2019 annual meetings of shareholders. The Support Agreement also includes, among other provisions, certain standstill and voting commitments by SVP, including a voting commitment that SVP will vote in favor of (i) any director nominees recommended by the Board to the shareholders for election and (ii) other routine matters submitted by the Board to the shareholders for a vote. The standstill period shall, subject to the Company’s compliance with the terms of the Support Agreement, extend until the completion of the 2019 Annual Meeting of Shareholders. If SVP and its affiliate entities cease collectively to beneficially own an aggregate of at least 5% of the Company’s then outstanding shares of Common Stock, Mr. Geenberg agreed to resign from the Board. In addition, if SVP or its affiliates materially breach the Support Agreement and fail to cure such breach, Mr. Geenberg will be obligated to resign from the Board.

Board Recommendation

The Board recommends that our shareholders vote FOR the election of the five nominees.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

Background

In accordance with the requirements of Section 14A of the Exchange Act, and the related rules of the SEC, we are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, or our “NEOs,” as disclosed in this Proxy Statement. This advisory vote, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

We invite you to review carefully the “Executive Compensation” section of this Proxy Statement beginning on page 13, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.  As described in detail under the heading “Executive Compensation—Compensation

Discussion and Analysis,” our executive compensation program is designed to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious, cost-efficient, and time-efficient manner and that has the ability to react to economic and other developments in a cyclical and volatile industry.  We believe that our executive compensation program fulfills these objectives.

We are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

At our 2017 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our executive compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual say-on-pay votes. Unless the Board modifies this policy, our next advisory vote on compensation following this vote will be held at our 2019 Annual Meeting of Shareholders.

The vote on this proposal is advisory, and it will not be binding on the Board or the Compensation & Benefits, or the “C&B,” Committee. Accordingly, neither the Board nor the C&B Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board and the C&B Committee value the opinions of our shareholders, and the C&B Committee will carefully consider the outcome of the vote when making future executive compensation decisions for our NEOs.

Board Recommendation

The Board recommends that our shareholders vote FOR the approval of the resolution set forth in this proposal approving the compensation paid to our NEOs as disclosed in this Proxy Statement.

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has appointed Grant Thornton LLP, or “Grant Thornton,” as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2018 and our internal controls over financial reporting as of December 31, 2018.

The Company first engaged Grant Thornton as the Company’s new independent registered public accounting firm and dismissed KPMG LLP, or “KPMG,” on September 13, 2016. The Audit Committee approved the dismissal of KPMG and the appointment of Grant Thornton. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

During the period from January 1, 2016 through September 13, 2016, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, that if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in its reports on the Company’s financial statements for such years and period. During the period from January 1, 2016 through September 13, 2016, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K). The Company provided KPMG with a copy of the foregoing disclosures. KPMG’s letter, dated September 15, 2016, stating whether it agrees with the statements made by the Company in its Current Report on Form 8-K filed with the SEC on September 15, 2016, is attached as Exhibit 16.1 to such Current Report on Form 8-K.

During the period from January 1, 2016 through September 13, 2016, the Company did not consult with Grant Thornton regarding (i) the application of accounting principles to a specific completed or proposed transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did Grant Thornton provide written reports or oral advice to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The submission of this matter for approval by shareholders is not legally required; however, the Board and Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

Board Recommendation

The Board recommends that our shareholders vote FOR the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2018.

CORPORATE GOVERNANCE

Role of the Board

Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A copy of our Corporate Governance Principles is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 15 meetings in 2017. During 2017, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served during such director’s service. As set forth in our Corporate Governance Principals, directors are expected to attend our annual shareholder meetings. All four of the directors serving on the Board at the time attended our 2017 Annual Meeting of Shareholders except for one director.

Director Independence

The Nominating and Governance Committee of the Board has determined that Messrs. Holderness, Schuyler, Hanna and Geenberg are “independent directors” (and for the time that he served on the Board, Mr. Marc McCarthy was an “independent director”), as defined by Nasdaq listing standards and SEC rules and regulations. We refer to those current directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any direct or indirect material relationship with the Company other than as a director of the Company. In making this determination, the Board took into account the affiliation of Messrs. Hanna and Geenberg with certain shareholders of the Company and determined that these transactions did not result in a relationship that interferes with the exercise of their independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding of independence.

Executive Sessions and Meetings of Independent Directors; Communications with the Board

Our Independent Directors meet in executive sessions without management during regularly scheduled Board meetings and may do so, if appropriate, during Board meetings which are scheduled on an as needed basis.  Our Chairman of the Board presides over executive sessions.  Shareholders and other interested parties may communicate with us, including any concerns they have, by contacting the Board in writing at c/o Corporate Secretary, Penn Virginia Corporation, 14701 St. Mary’s Lane, Suite 275, Houston, Texas 77079. The Corporate Secretary of the Company reviews communications to the Board and forwards the communications to the Board as appropriate. All such communications should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. We intend to satisfy the disclosure requirements for any future amendments to, or waivers of, our Code of Business Conduct and Ethics by posting such information on our website.

Policies and Procedures Regarding Transactions with Related Persons

Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests.  In addition, as a general matter, our practice is that any transaction with a related person is approved by disinterested directors.  Our Chief Legal Counsel advises the Board as to which transactions, if any, involve related persons and which directors are prohibited from voting on a particular transaction.  We have not entered into any transaction with a related person within the scope of Item 404(a) of Regulation S‑K since January 1, 2017.

Board Leadership Structure and Risk Oversight

We currently have separate Chairman of the Board and Chief Executive Officer positions. Effective January 2018, we amended our Bylaws to provide for co-Chairmen of the Board, with one co-Chairman, currently Mr. Holderness, having all of the powers of Chairman under the Company’s Bylaws and the other co-Chairman, currently Mr. Geenberg, being primarily responsible for promoting and facilitating relationships with shareholders. Unless otherwise stated, when we refer to “the Chairman of the Board” herein, we are referring to the traditional duties of the Chairman under our Bylaws. We believe that this Board leadership structure is best for us and our shareholders. The Board is conducting an active search for a new independent director with oil and gas industry experience or knowledge and not affiliated with a shareholder, who is also expected to serve as the Chairman of the Board.

The Board has four Independent Directors. A number of our Independent Directors are currently serving or have served as directors or members of senior management of other public companies. We also have three board committees comprising solely Independent Directors, each with a different Independent Director serving as chairman of the committee. See “—Committees of the Board.” We believe that having four experienced Independent Directors and strong committees contributes to the leadership of the Board.

The Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee and the full Board focus on and discuss with management the most significant risks facing us and our general risk management strategy, and also seek to ensure that risks undertaken by us are consistent with the Board’s view of risk. In addition to the formal processes, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into overall corporate strategy and day-to-day business operations.

Committees of the Board

The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee and an Audit Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Copies of the committees’ charters are available at the “Corporate Governance” section of our website, http://www.pennvirginia.com.

Nominating and Governance Committee. Messrs. Geenberg, Holderness and Schuyler are the members of the Nominating and Governance Committee, or the “N&G Committee,” and each is an Independent Director. Mr. Geenberg is the chairman of the N&G Committee. The N&G Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, (ii) recommends to the Board candidates to fill vacancies on the Board, as such vacancies occur and (iii) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The N&G Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the N&G Committee that other nominations receive. The N&G Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to some aspect of our business and willingness to commit the time and effort required of a director. The N&G Committee may also consider whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board;s diversity. While the N&G Committee does not require that each individual director candidate contribute to the Board’s diversity, the N&G Committee in general strives to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our business. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The N&G Committee also recommends to the Board the individual(s) to serve as Chairman of the Board. Additionally, the N&G Committee assists the Board in implementing our Corporate Governance Principles, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self-evaluation through an annual review of Board and committee performance and assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO. The N&G Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. The N&G Committee met three times in 2017.

Compensation and Benefits Committee. Messrs. Holderness, Schuyler and Hanna are the members of the C&B Committee, and each is an Independent Director under applicable standards for compensation committee independence. Mr. Schuyler is the chairman of the C&B Committee. The C&B Committee is responsible for determining the compensation of our executive officers. The C&B Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The C&B Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The C&B Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The C&B Committee met six times in 2017.

Audit Committee. Messrs. Holderness and Schuyler are the members of the Audit Committee, and each is an Independent Director under applicable standards for audit committee independence. As a result of Mr. McCarthy’s resignation from the Board in March 2018, the Audit Committee currently does not have at least three Independent directors.  As required by applicable Nasdaq rules, the Company will appoint a new Independent member to the Audit Committee no later than September 3, 2018 to cure the deficiency caused by Mr. McCarthy’s departure.

Mr. Holderness is the chairman of the Audit Committee and an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Audit Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee also discusses with management earnings press releases, earnings presentations and any financial guidance provided to analysts. The Audit Committee appoints, replaces, dismisses and, after consulting with management, approves the compensation of our outside internal audit firm. The Audit Committee also provides oversight with respect to business risk matters, reserves, compliance with ethics policies and compliance with legal and regulatory requirements. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Audit Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met eleven times in 2017.

Compensation of Directors

The following table sets forth the aggregate compensation paid to our non-employee directors during 2017:

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Darin G. Holderness	75,000	¾	75,000
Marc McCarthy(2)	70,000	¾	70,000
Jerry Schuyler	75,000	¾	75,000

(1)	No equity awards were granted to our non-employee directors during 2017. As of December 31, 2017, Messrs. Holderness, McCarthy and Schuyler each had 5,562 restricted stock units outstanding.
(2)
Mr. McCarthy is a Senior Managing Director at Wexford Capital LP (“Wexford”), one of our shareholders. We paid the compensation owed to Mr. McCarthy for his services as a director directly to Wexford Capital LP. Mr. McCarthy resigned from the Board in March 2018.

Our director compensation package provided for the following for 2017:

·	an annual cash retainer of $60,000 to each non-employee director, payable quarterly in arrears and pro-rated for any periods of partial service; and

·
annual cash retainers of $15,000, $15,000 and $10,000 for the Chairman of the Audit, C&B and N&G Committees, respectively, payable quarterly in arrears and pro-rated for any periods of partial service.

In addition, in 2016, following our emergence from bankruptcy, we made a one-time grant of $360,000 (or $120,000 annually) in restricted stock units to each non-employee director in lieu of annual grants over a three year period.  Such awards vest in 1/3 increments on the first, second and third anniversary of the grant date. Accordingly, 2,781 restricted stock units vested for each non-employee director on December 19, 2017.

Messrs. Geenberg and Hanna, who were appointed to our Board in January 2018, agreed to waive all compensation, including equity compensation, in exchange for their service on the Board and committees of the Board.

Effective January 1, 2018, the Board, upon the recommendation of the C&B Committee and after consideration of the director compensation paid by companies included in our Peer Group, as described under “Executive Compensation—Compensation Discussion and Analysis—How Compensation Is Determined—Peer Group” below, increased the annual cash retainer for each non-employee director from $60,000 to $70,000 and increased the annual cash retainer for the Chairman of the Audit Committee from $15,000 to $18,500.

Non-Employee Director Stock Ownership Guidelines

We have adopted stock ownership guidelines, which require our non-employee directors to own shares of our Common Stock or restricted stock units having a value equal to three times the annual cash retainer payable by us for serving on the Board (excluding any chair premium). Our non-employee directors are not required to meet these ownership thresholds until the date that is five years from the adoption of the guidelines, or October 2021.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated, the following table sets forth, as of March 15, 2018, the amount and percentage of our outstanding shares of Common Stock  beneficially owned by (i) each person known by us to beneficially own more than 5% of our outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:

Name of Beneficial Owners	Shares Beneficially Owned(1)	Percent of Class(2)
5% Holders:
Contrarian Capital Management, L.L.C.(3)	1,118,075	7.4%
KLS Diversified Asset Management LP(4)	1,163,554	7.7%
Mangrove Partners Master Fund, Ltd(5)	1,437,243	9.5%
Strategic Value Partners, LLC(6)	1,534,180	10.2%
Directors/Executive Officers
Darin G. Holderness	2,781	*
Jerry R. Schuyler	2,781	*
Michael Hanna	¾	*

David Geenberg	¾	*
Harry Quarls	37,976	*
John A. Brooks	5,518	*
Steven A. Hartman	12,925	*
Directors and Executive Officers as a group (7 persons)	61,981	*

*	Represents less than 1%.
(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has the sole power to vote and dispose of such shares.
(2)	Based on 15,058,210 shares of our Common Stock issued and outstanding on March 15, 2018.
(3)
Based solely on a Schedule 13D filed with the SEC on December 18, 2017 by Contrarian Capital Management, L.L.C. Such filing indicates that Contrarian Capital Management, L.L.C. has sole voting and dispositive power with respect to 1,118,075 shares of our Common Stock. The address for Contrarian Capital Management, L.L.C. is 411 West Putnam Avenue, Suite 125, Greenwich, CT 06830.

(4)
Based solely on a Schedule 13D filed with the SEC on January 29, 2018 by KLS Diversified Asset Management LP. Such filing indicates that KLS Diversified Asset Management LP has shared voting and dispositive power with respect to 1,163,554 shares of our Common Stock. The address for KLS Diversified Asset Management LP is 452 Fifth Avenue, 22nd Floor, New York, NY 10018.

(5)
Based solely on a Schedule 13D/A filed with the SEC on December 11, 2017 by Mangrove Partners Master Fund, Ltd. Such filing indicates that Mangrove Partners Master Fund, Ltd has shared voting and dispositive power with respect to 1,437,243 shares of our Common Stock. The address for Mangrove Partners Master Fund, Ltd is 645 Madison Avenue, 14th Floor, New York, New York 10022.

(6)
Based solely on a Schedule 13D/A filed with the SEC on January 18, 2018 by Strategic Value Partners, LLC. Such filing indicates that Strategic Value Partners, LLC has shared voting and dispositive power with respect to 1,534,180 shares of our Common Stock. The address for Strategic Value Partners. LLC is 100 West Putnam Avenue, Greenwich, CT 06830.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and beneficial owners of more than 10% of our Common Stock to file, by a specified date, reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of such reports to us. We believe that all such filings were made on a timely basis in 2017 except for one Form 3 and one Form 4 reporting six transactions, which were subsequently filed by Strategic Value Partners, LLC and affiliated parties.

EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.

Age, Position with the Company and Business Experience	Officer of the Company Since

John A. Brooks (see page 4)	2011

Steven A. Hartman, age 50	2010
Mr. Hartman has served as our Senior Vice President, Chief Financial Officer and Treasurer since December 2010. He served as our Vice President and Treasurer from July 2006 to December 2010, as our Assistant Treasurer and Treasury Manager from September 2004 to July 2006 and as our Manager, Corporate Development from August 2003 to September 2004. Mr. Hartman also served as Vice President and Treasurer of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P.,

Age, Position with the Company and Business Experience	Officer of the Company Since

from September 2006 to June 2010 and of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., from July 2006 to June 2010. Prior to joining the Company, Mr. Hartman was employed by El Paso Corporation and its publicly traded spin-off, GulfTerra Energy Partners, L.P., in a variety of financial and corporate-development related positions.

Compensation Discussion and Analysis

In this Proxy Statement, our named executive officers, or “NEOs,” consist of the following persons:

·	Harry Quarls, our former Executive Chairman who retired effective February 28, 2018;

·	John A. Brooks, our President and Chief Executive Officer; and

·	Steven A. Hartman, our Senior Vice President, Chief Financial Officer and Treasurer.

Set forth below is a discussion and analysis of our compensation policies and practices regarding our NEOs.

Mr. Quarls’ Retirement

Effective February 28, 2018, Mr. Harry Quarls resigned from his position as a director and Executive Chairman of the Company. In connection with Mr. Quarls’ resignation, he and the Company entered into a separation and consulting agreement, dated January 18, 2018 (the “Separation Agreement”).  Pursuant to the Separation Agreement, from March 1, 2018 through December 31, 2018, Mr. Quarls will provide transition and support services to the Company as reasonably requested by the Board. The Company paid Mr. Quarls a consulting fee of $250,000 for up to fifty business days of such consulting services and a mutually agreed-upon amount for any consulting services performed in excess of fifty business days. The Separation Agreement includes a general release of claims, and provided for the vesting of certain equity awards that he held as of his separation. For more information, see “—Employment Contracts—Separation and Consulting Agreement.”

Chapter 11 Proceedings and Cancellation of Equity

On May 12, 2016, we and eight of our subsidiaries filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. On August 11, 2016, the Bankruptcy Court confirmed our Second Amended Joint Chapter 11 Plan of Reorganization, and we subsequently emerged from bankruptcy on September 12, 2016. Most of our compensation plans, programs and agreements were terminated or expunged as part of the Company’s restructuring process under the bankruptcy proceedings. In those cases where our NEOs were entitled to benefits under such arrangements, their benefits were converted to a general unsecured claim, which was satisfied following emergence consistent with treatment of all other similarly situated general unsecured creditors. In addition, all Common Stock and awards of the Company that were outstanding prior to the emergence date of September 12, 2016, were cancelled on emergence from bankruptcy. To the extent any of our NEOs held stock of the Company as of that date, it was cancelled, and no consideration was provided for this lost value. Following our emergence from bankruptcy, in January 2017, our NEOs and other key employees were granted long-term equity incentives under the newly-adopted Penn Virginia 2016 Management Incentive Plan, or the “Incentive Plan,” which included a grant of both time-vested and performance-based restricted stock units intended to immediately align executive and shareholder interests. In addition, our newly formed C&B Committee adopted new Annual Incentive Award Guidelines for the payment of annual cash bonuses.  These compensation programs are discussed in further detail below.

Objectives of Our Compensation Program

Our compensation program is based on the following objectives:

·
Accountability—Executives should be held accountable for our annual performance and the achievement of our longer-term strategic goals as well as their own individual performance over both the short and long-term.  We satisfy this objective by tying compensation to the achievement of financial, strategic and operational goals based on both short and long-term corporate performance measures.  See “2017 Annual Incentive Cash Bonuses” and “Long-Term Equity Compensation Granted in 2017” below.

·
Drive Desired Behaviors—Our compensation program, particularly regarding incentive compensation, should be designed to drive desired behaviors consistent with our values and to achieve stated goals.  We satisfy this objective by setting performance metrics for us and our executives that we believe will drive these behaviors and help us achieve our goals.

·
Align Interests of Executives and Shareholders—Executive compensation should align the interests of our executives with those of our shareholders. We maintain executive stock ownership guidelines which require executives to hold a meaningful amount of stock. Additionally, our compensation program aligns pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus program based on our performance goals and the granting of long-term incentive equity awards, which include time-vested restricted stock units and performance-based restricted stock units. As performance goals are met, not met or exceeded, executives are rewarded commensurately.

·
Flexible Enough to Respond to Changing Circumstances—We are in a cyclical and volatile business, so we should have a flexible compensation program that is responsive to different circumstances at various points in time.  To meet this objective, the C&B Committee retains discretion to award higher or lower compensation than performance metrics would indicate if circumstances so warrant.

·
Industry Competitive—Total executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with the experience and skills necessary for our success.  We satisfy this objective by staying apprised, through our own research and with the assistance of the C&B Committee’s independent compensation consultant, of the amounts and types of executive compensation that our peers pay as well as general industry trends.

·
Internally Consistent and Equitable—Executive compensation should be internally consistent and equitable.  We satisfy this objective by considering not only peer benchmarks, but also our NEOs’ capabilities, levels of experience, tenures, positions, responsibilities and contributions when setting their compensation. Additionally, senior executives should have more of their incentive compensation at risk and tied to corporate performance because they are typically in a position to have a larger impact on our overall performance.  For awards granted in 2017, our NEOs’ and other officers’ long-term equity compensation was comprised of 50% time-vested restricted stock units and 50% performance-based restricted stock units, each payable in stock, and our other employees received either 100% time-vested restricted stock unit awards, or no long-term compensation, depending on their positions.

How Compensation Is Determined

Committee Process.  The C&B Committee annually reviews and discusses with our CEO his evaluation of the performance of each of our other officers, including Mr. Hartman, and gives considerable weight to our CEO’s evaluations when assessing our other officers’ performance and determining their compensation.  The C&B Committee bases its independent evaluation of our CEO, and our CEO bases his evaluation of each of our other officers, primarily on whether we met or exceeded certain quantitative corporate performance metrics and the officer’s individual performance for such year.  Those achievement levels are considered in the context of any other factors the C&B Committee deems appropriate including retention needs, internal pay equity and market competitiveness.

Independent Compensation Consultant.  In 2016 and 2017, the C&B Committee engaged Longnecker & Associates, or L&A, as its independent compensation consultant to assist in a general review of the compensation packages for our NEOs, as well as to provide advice and information regarding the design and implementation of our executive compensation program following our emergence from bankruptcy.  L&A provided the C&B Committee with competitive industry and general market-related analyses and trends for executive base salary, short-term incentives and long-term incentives. Specifically, L&A’s approach was to gather compensation data from (a) public peer companies and (b) published salary surveys and to conduct a market comparison analysis of the gathered data.

Peer Group.  Set forth below is a list of the companies comprising our peer group for purposes of 2017 compensation, which is referred to in this Proxy Statement as our Peer Group.  The Peer Group companies were selected based on revenues, assets, market cap and enterprise value.  Compensation data for the Peer Group was presented to the C&B Committee and used by the C&B Committee to help direct its compensation decisions for NEOs in early 2017.

RSP Permian, Inc.	Matador Resources Company
Carrizo Oil & Gas, Inc.	Callon Petroleum Company
Extraction Oil & Gas, Inc.	Resolute Energy Corporation
Eclipse Resources Corporation	Comstock Resources, Inc.
Bill Barrett Corporation	Northern Oil and Gas, Inc.
Rex Energy Corporation SRC Energy Inc. PetroQuest Energy, Inc. Earthstone Energy, Inc. Clayton Williams Energy, Inc.	Jones Energy, Inc. Approach Resources, Inc. Contango Oil & Gas Company Lonestar Resources US Inc.

Elements of Our Compensation Program

Element	Characteristics	Primary Objective
Base Salary	Cash	Attract and retain highly talented individuals
Short-Term Incentives	Cash bonus	Reward individual and corporate performance
Long-Term Incentives	Time and service-based equity awards	Align the interests of our employees and shareholders by providing employees with incentives to perform in a manner that promotes share price appreciation and achieves corporate objectives
Other Benefits	Participation in broad based 401(k) and employee health benefit plans	Provide competitive benefits that promote employee health and support employees in attaining financial security

Base Salaries

Base salary is the principal fixed component of our compensation program, and has historically been reviewed in the first quarter of each year.  It is intended to provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary is primarily used to attract and retain highly talented individuals. Base salary levels vary depending on the NEO’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company.  The base salaries payable to our NEOs in 2017 and 2016 were as follows:

	Salary ($)
Name and Principal Position	2017	2016
Harry Quarls	250,000	N/A
Former Executive Chairman
John A. Brooks	400,231	385,000
President and Chief Executive Officer
Steven A. Hartman	275,000	285,621
Senior Vice President, Chief Financial Officer and Treasurer

Harry Quarls.  Harry Quarls was appointed as the Company’s Executive Chairman in August 2017.  In connection with his appointment, L&A provided an analysis of compensation for similar positions utilizing Peer Group data as well as published survey data as discussed above under “—How Compensation is Determined—Peer Group.” The C&B Committee targeted the 50th percentile of base salary levels from such data and then multiplied the resulting amount by 60% as Mr. Quarls was expected to devote only 60% of an average work week to Company matters.

John A. Brooks. The C&B Committee did not elect to adjust Mr. Brooks’ salary going into 2017 because with a base salary of $385,000, he aligned slightly above the 50th percentile of market for his position at the time of Executive Vice President and Chief Operating Officer. Mr. Brooks’ annual base salary was increased to $425,000 in connection with his promotion to President and Chief Executive Officer in August 2017.  In connection with his appointment, L&A provided an analysis of compensation for similar positions utilizing Peer Group data as well as published survey data as discussed above under “How Compensation is Determined—Peer Group.” The C&B Committee targeted the 25th percentile of base salary levels from such data due to Mr. Brooks’ relative inexperience in such role.

Steven A. Hartman.  Mr. Hartman’s base salary was decreased from $345,000 to $250,000 on May 9, 2016 in accordance with his Employment Agreement which was entered into in connection with the Company’s bankruptcy.  In late 2016, L&A’s analysis of compensation revealed that Mr. Hartman’s salary at such time put him below the 25th percentile of market. Mr. Hartman’s salary was increased to $275,000 for 2017, which was still less than the 25th percentile in part due to the fact that Mr. Hartman’s incentive compensation was significantly greater than the 50th percentile of such market data.  See “—Employment Contracts—Hartman Employment Agreement.”

2017 Annual Incentive Cash Bonuses

The opportunity to earn an annual cash bonus creates a strong financial incentive for our NEOs to achieve or exceed a combination of near-term corporate and individual goals, which typically are set by the C&B Committee during the first quarter of each year.

Company-Wide Cash Bonus Pool

Our NEOs’ annual incentive cash bonuses are paid out of a cash bonus pool the size of which is determined based on our level of achievement, as compared to our annual budget, of several quantitative Company financial and operational performance metrics, which the C&B Committee typically sets early in the year.  The cash bonus pool metrics applicable to 2017 are described below under “—NEO Cash Bonus Criteria—Size of the Cash Bonus Pool.”

The size of the cash bonus pool is generally computed such that, if we meet our target goal exactly with respect to every performance metric, the pool will fund at 100% and will be in an amount sufficient to pay all of our participating employees, including our NEOs, their target annual incentive cash bonuses, which we refer to as the Target Amount.  Under the Annual Incentive Award Guidelines established by our C&B Committee to govern our annual incentive cash bonus program, in any given year, the C&B Committee may increase or decrease the cash bonus pool if circumstances warrant.  Subject to the C&B Committee’s discretion to increase the cash bonus pool, the aggregate annual incentive cash bonuses paid to all of our employees, including our NEOs, cannot exceed the amount of the cash bonus pool. The flexibility the C&B Committee retains with respect to the size of the cash bonus pool and the cash bonus pool performance metrics is consistent with our belief that our cyclical and volatile business requires that we have a flexible compensation program responsive to different circumstances and different requirements at various points in time.

NEO Cash Bonus Criteria

The cash bonus pool defines the total amount of cash available to pay annual incentive cash bonuses, but not the allocation of actual bonus awards.  After the cash bonus pool has been computed, the C&B Committee determines the actual amount of our officers’ annual incentive cash bonuses, if any, as follows:

Size of the Cash Bonus Pool.  Our 2017 cash bonus pool was funded at 85% of the Target Amount based on the level of our achievement of the 2017 cash bonus pool performance metrics, which were set by the C&B Committee in January 2017 and are shown in the chart below.  The C&B Committee chose these particular metrics because the C&B Committee believed that these metrics would drive our near-term success and, therefore, our stock price over the long-term.  L&A advised the C&B Committee that these metrics are commonly used by our Peer Group, and by the oil and gas industry generally, to measure success.

Performance Metric	Weighting Factor	Threshold Performance 50%	Target Performance 100%(1)	Maximum 200%	Actual Performance	Payout	Payout Level Percent (2)
Production (MBOE)	20%	-15%	4,116	+15%	3,779	72.7%	14.5%
Drilling Capital Efficiency per BOE (3)	20%	+15%	$13.27	-15%	$15.73	0.0%	0%
Adjusted EBITDAX per BOE (4)	20%	-20%	$24.51	+20%	$27.04	151.5%	30.3%
LOE per BOE (5)	5%	+15%	$5.15	-15%	$5.76	60.3%	3.0%
G&A ($MM) (6)	5%	+15%	$15.50	-15%	$14.50	143.0%	7.2%
Discretionary	30%					100%	30%
Total Payout Level							85%

(1)
Reflects the Company’s budget as approved by the Board in February 2017, as amended to give effect to the acquisition of assets from Devon Energy Corporation in the third quarter 2017. With respect to the Drilling Capital Efficiency per BOE metric, target performance reflects actual authorizations for expenditures.

(2)	Represents the bonus pool payout percentage based on the percent of target achieved.
(3)
Drilling Capital Efficiency is defined as (A) the total well cost, net to the Company’s working interest, with respect to wells turned in-line during the twelve-month period ending September 30 of the applicable year, divided by (B) the Company’s technical estimated ultimate recovery, net to the Company’s working interests (as determined by Degolyer & McNaughton or another independent reserve engineering firm) as of the last day of the applicable plan year with respect to such wells, net of royalties.

(4)
Adjusted EBITDAX is as defined in the Company’s Credit Agreement dated September 12, 2016; provided however, that for purposes of determining the Consolidated Net Income of the Company under such definition, non-recurring general and administrative expenses and share-based compensation are excluded.

(5)	LOE means the Company’s lease operating expense, as set forth in the financial statements for the applicable plan year.
(6)	G&A means the Company’s general and administrative expenses less equity classified share-based compensation expense, in each case as set forth in the financial statements for the applicable plan year.

Our NEOs’ Annual Incentive Cash Bonus Target Amounts—The Annual Incentive Plan Guidelines provide for annual incentive cash bonus targets for our NEOs.  The table below shows our NEOs’ Target Amounts.

NEOs’ Target Amounts

Name	2017 Target (% of Base Salary)

Harry Quarls	80
John. A. Brooks	100
Steven A. Hartman	85

Peer Comparison Data—The cash bonus targets shown above are intended to result in our NEOs receiving annual cash bonuses in amounts that are competitive with our Peer Group when target performance goals are met and which constitute a reasonable and Peer Group-comparable portion of our NEOs’ total compensation.

Other Criteria and Considerations— In determining to award 100% on the discretionary performance metric, the C&B Committee considered the following accomplishments in 2017, among other things:

·	The Company’s significant efforts to manage the drilling program and support functions with limited staffing;
·	The successful testing of slickwater completions in Area 2;
·	The growth in production and proved reserves in 2017 as compared to 2016;
·	The successful consummation of one acquisition and entrance into a purchase agreement for another, both of which required significant company resources; and
·	Entry into a $200 million second lien term loan and increase in the borrowing base under the Company’s credit agreement from $128 million to $237.5 million.

The C&B Committee also considered information provided by L&A indicating that the majority of companies in the Peer Group were increasing bonuses and generally paying in excess of target for 2017.

Individual Performance and Determinations

The Annual Incentive Award Guidelines provide that each officers’ individual bonus award be subject to adjustment based on their individual performance during the period.  The C&B Committee believed that our NEOs generally performed well in 2017.  However, given the Company’s strong team-based approach, upon the recommendation of Mr. Brooks following consultation with Mr. Hartman, the Committee reduced Messrs. Brooks and Hartman’s cash bonuses to $300,944 and $187,000, respectively, which was 80% of their 2017 Target Amounts, in order to reallocate amounts to other employees. Because Mr. Quarls announced his retirement prior to establishment of the 2017 annual incentive cash bonuses, he did not receive a bonus for such year.

Long-Term Equity Compensation Granted in 2017

Long-term equity awards align the interests of our NEOs with those of our shareholders by creating a strong financial incentive for our NEOs to promote our long-term financial and operational success and, along with our executive stock ownership guidelines, encourage NEO stock ownership.  Long-term equity compensation awards are expressed in dollar values at grant, and in 2017 we paid those awards to officers 50% in the form of performance-based restricted stock units and 50% in the form of time-vested restricted stock units. The actual number of restricted stock units awarded is based on the volume-weighted average price per share for the 10-trading days preceding the grant date.

As a result of the Company’s recent emergence from bankruptcy and for the purpose of immediately aligning executives’ and other key employees’ interests with those of the Company’s new shareholders and incentivizing and supporting the retention of key personnel, the 2017 awards represent an accelerated one-time award in lieu of annual grants over a three-year period. The C&B Committee continuously monitors its NEOs and other key employees’ stockholdings to ensure consistency with the C&B Committee’s overall compensation philosophy and competitiveness when compared with peer companies and although it does not currently anticipate granting equity compensation awards in 2018 or 2019, it retains the discretion to do so as necessary to adapt to changing circumstances.

Mr. Quarls.  Upon his appointment as Executive Chairman of the Company in August 2017, Mr. Quarls was granted an additional 18,910 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units.  The C&B Committee set the target value of this officer equity grant at 250% of his base salary level, which was approximately the 50th percentile compared to market data provided by L&A, and then reduced this amount by 60% as Mr. Quarls was expected to devote only 60% of an average work week to Company matters.  Prior to his appointment as Executive Chairman, Mr. Quarls received a grant of 18,772 restricted stock units for his service as a director of the Company.  Certain of Mr. Quarls’ equity awards vested pursuant to the terms of his Separation Agreement.  Please see “—Employment Contracts—Separation and Consulting Agreement”.

Mr. Brooks.  In January 2017, Mr. Brooks was granted 55,840 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units, based on an incentive target of 250% of his base salary, which was just below the 50th percentile compared to similar positions based on market data provided by L&A.  Upon Mr. Brooks’ promotion to President and Chief Executive Officer in August 2017, Mr. Brooks was granted an additional award of  26,670 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units, based on an incentive target of 375% of his base salary.  Mr. Brooks’ aggregate incentive award places him between the 25th and 50th percentile based on market data provided by L&A. The C&B Committee determined that this amount was appropriate given Mr. Brooks’ relative inexperience in the Chief Executive Officer role.

Mr. Hartman. In January 2017, Mr. Hartman was granted 10,000 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units. Mr. Hartman’s grant was relatively modest in comparison to his position as he had previously been granted 63,762 time-vested restricted stock units in 2016 upon the Company’s emergence from bankruptcy pursuant to his employment agreement and the C&B Committee determined that his equity holdings were competitive with peer companies and consistent with the C&B Committee’s compensation philosophy of incentivizing long-term performance.  Please see “—Employment Contracts—Hartman Employment Agreement.”

For more information on the terms of these time- and performance-based restricted stock units, see the “Narrative Discussion of Equity Awards” that follows the Grants of Plan-Based Awards table.

Compensation Risk Assessment

We believe that any risks associated with our compensation policies and practices are mitigated in large part by the following factors and, therefore, that no such risks are likely to have a material adverse effect on us:

·	We pay a mix of compensation which includes near-term cash and long-term equity-based compensation.

·
We base our annual incentive cash bonus and long-term equity compensation awards on several different performance metrics, which discourages our employees from placing undue emphasis on any one metric or aspect of our business at the expense of others.

·	We believe that our performance metrics are reasonably challenging, yet should not require undue risk-taking to achieve.

·	Our performance metrics include quantitative financial and operational metrics as well as qualitative metrics related to our operations, strategy and other aspects of our business.

·
The performance periods under our performance-based restricted stock units overlap, and our time-vested restricted stock units generally vest over a five-year period.  This mitigates the motivation to maximize performance in any one period at the expense of others.

·	Our NEOs are required to own our stock as provided in our Executive Stock Ownership Guidelines.

·	We believe that we have an effective management process for developing and executing our short and long-term business plans.

·	Our compensation policies and programs are overseen by the C&B Committee.

·	The C&B Committee retains an independent compensation consultant.

Policy Prohibiting Hedging

We believe that derivative transactions, including puts, calls and options, for our securities carry a high risk of inadvertent securities laws violations and also could afford the opportunity for our employees and directors to profit from a market view that is adverse to us.  For these reasons, we prohibit our employees and directors from engaging in any type of derivative transaction in respect of our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered employees, which include our NEOs.  There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements.  For taxable years beginning after December 31, 2017, this exemption has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change and the scope of relief for grandfathered arrangements is currently uncertain. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible.  In addition, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the C&B Committee has not adopted a policy requiring all compensation to be tax deductible.

Our 2017 Say-on-Pay Vote

At our 2017 Annual Meeting of Shareholders, approximately 99.9% of our shareholders voting on our “say-on-pay” proposal voted FOR the compensation paid to our NEOs as set forth in the “Executive Compensation” section of our 2017 Proxy Statement (excluding abstentions and broker non-votes).  The C&B Committee considered the outcome of this vote generally, and did not make any changes to our compensation programs as a result of this vote.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management.  Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K.

Compensation and Benefits Committee

Jerry Schuyler (Chairman)
Michael Hanna
Darin Holderness

Summary Compensation Table

The following table sets forth the compensation paid, during or with respect to the years ended December 31, 2017, 2016 and 2015, to our NEOs for services rendered to us:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)(2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

Harry Quarls(5)	2017	95,192	—		840,644	—	37,500	973,336
Former Executive Chairman

John A. Brooks	2017	400,231	300,944		4,386,084	—	38,800	5,126,059
President and	2016	385,000	777,200	(6)	—	—	38,800	1,021,000
Chief Executive Officer	2015	385,000	—		799,998	200,000	38,800	1,423,798

Steven A. Hartman	2017	275,000	187,000		573,150	—	18,400	1,053,550
Senior Vice President and	2016	285,621	170,000		600,000	—	31,000	1,086,621
Chief Financial Officer	2015	345,000	—		1,039,999	261,001	38,200	1,683,200

(1)
Represents the aggregate grant date fair value of time-vested restricted stock units and performance-based restricted stock units granted by the C&B Committee to each NEO in consideration for services rendered to us.  These amounts were computed in accordance with FASB ASC Topic 718 and were based on the closing prices of our Common Stock on the dates of grant, in the case of the time-vested restricted stock units, and a Monte Carlo simulation of potential outcomes, in the case of the performance-based restricted stock units.  See Note 17 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)
Performance-based restricted stock units are reported in this column based on target level achievement, which was the probable outcome of such conditions on the dates of grant.  The grant date values of the performance-based restricted stock units assuming that the highest level of performance conditions will be achieved was as follows:

Name	2017	2016	2015
Quarls	$468,590	N/A	N/A
Brooks	$2,417,609	—	$571,946
Hartman	$314,600	—	$743,535
(3)
Represents the aggregate grant date fair value of stock options granted by the C&B Committee to our NEOs in consideration for services rendered to us.  These amounts were computed in accordance with FASB ASC Topic 718 and were based on the Black-Scholes-Merton option-pricing formula.  For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 17 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10‑K for the year ended December 31, 2017.

(4)
For 2017, includes (i) amounts paid by us for automobile allowances and executive health exams and (ii) our matching and other contributions to our NEOs’ 401(k) plan accounts, and (iii) for Mr. Quarls, $37,500 in annual retainers paid to him for his service on our Board prior to his appointment as Executive Chairman in August of 2017.  We contributed the following amounts to the 401(k) plan accounts of our NEOs in 2017:

Name	2017
Quarls	-
Brooks	$18,400
Hartman	$18,400
(5)
Mr. Quarls was elected Executive Chairman effective August 15, 2017.  The amounts shown above for Mr. Quarls reflect amounts paid to him from and after August 15, 2017 in his capacity as Executive Chairman, and prior to such date, in his capacity as a non-employee director of the Company.

(6)	Includes a $500,000 retention bonus paid to Mr. Brooks upon the Company’s emergence from bankruptcy on September 12, 2016.

Grants of Plan-Based Awards

The following table sets forth information concerning the performance-based restricted stock units and time-vested restricted stock units granted to our NEOs in 2017 by the C&B Committee:

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)

Harry Quarls	8/15/17	-	9,455	18,910		468,590
	8/15/17				9,455	372,054

John A. Brooks	1/26/17	-	27,920	55,840		1,756,726
	1/26/17				27,920	1,443,743
	8/15/17		13,335	26,670		660,883
	8/15/17				13,335	524,732

Steven A. Hartman	1/26/17	-	5,000	10,000		314,600
	1/26/17				5,000	258,550

(1)
These are awards of performance-based restricted stock units granted under the Incentive Plan.  The estimated future payout assumes a target payout of 100% of restricted stock units granted.  The awards could be earned at up to a maximum payout of 200% of restricted stock units granted. See “—Narrative Discussion of Equity Awards.”

(2)	These are awards of time-vested restricted stock units granted under the Incentive Plan.
(3)
The grant date fair value of the performance-based restricted stock units was calculated in accordance with FASB ASC Topic 718, using a per share price of $62.92 or $49.56, which were the values of the performance-based units on the grant dates using a Monte Carlo simulation of potential outcomes.  The grant date fair value of the time-vested units was calculated using a per share price of $51.71 or $39.35, which were the closing prices of our Common Stock on the grant dates.

Narrative Discussion of Equity Awards

Time-Vested Restricted Stock Units

We granted time-vested restricted stock units to all of our NEOs in 2017.  In determining the number of units to provide to each NEO, we considered the volume weighted average price per share of our Common Stock on the Nasdaq for the ten trading days preceding the date of grant. All time-vested restricted stock units granted to our NEOs in 2017 vest over a five-year period, with one-fifth of each award vesting each January 26 of 2018, 2019, 2020, 2021 and 2022, subject to the officer’s continuous service with the Company through the applicable vesting date. Additionally, time-vested restricted stock units were granted to Mr. Hartman in 2016 pursuant to his Employment Agreement which vest over a three-year period, on the first, second and third anniversaries of our emergence from bankruptcy. Please read “—Employment Contracts—Hartman Employment Agreement.” All time-vested restricted stock units granted to our NEOs provide that payments on such restricted stock units will be made in shares.  Upon the occurrence of a change of control, all unvested time-vested restricted stock units will vest as of the date of the change of control. Upon an NEO’s termination of service by the Company without cause (as defined in the award agreement) or by the officer for good reason (as defined in the award agreement), the next tranche of restricted stock units scheduled to vest will vest as of the date of such termination. Upon an officer’s termination of service by the Company due to the officer’s death or disability (as defined in the award agreement), a pro-rated portion of the restricted stock units will vest as of the date of such termination. For information on the accelerated vesting of certain time-vested restricted stock units granted to Mr. Quarls, see “—Employment Contracts—Separation and Consulting Agreement” below.

Performance-Based Restricted Stock Units

We granted performance-based restricted stock units to all of our NEOs in 2017.  The performance-based units vest (if at all) in 1/3 increments ranging from 0% to 200% of the target amount based on the Company’s share price appreciation relative to the share price appreciation of the Dow Jones iShares U.S. Oil & Gas Exploration & Production ETF (the “IEO ETF”) for, with respect to the grants in January of 2017, each of three separate three-year performance periods ended December 31, 2019, December 31, 2020 and December 31, 2021, or with respect to grants in August 2017, ½ increments at the end of each of two separate three-year performance periods ending December 31, 2020 and December 31, 2021, subject to the officer’s continuous service with the Company through the end of each performance period. Upon the occurrence of a change of control, unvested restricted stock units will vest as of the date of the change of control based on the Company’s share price appreciation relative to the IEO ETF for the applicable performance period ending as of the date of the change of control. Upon an NEO’s termination of service by the Company without cause (as defined in the award agreement) or by the officer for good reason (as defined in the award agreement), or due to such NEO’s death or disability (as defined in the award agreement), a pro-rated portion of the restricted stock units will vest as of the date of such termination.  For information on the accelerated vesting of certain performance-based restricted stock units granted to Mr. Quarls, see “—Employment Contracts—Separation and Consulting Agreement” below.

The following table sets forth the performance criteria applicable to the performance-based restricted stock units granted in 2017:

	Payout as a Percentage of the Target Restricted Stock Units

Performance Delta(1)	Positive Share Price Appreciation	Negative Share Price Appreciation
30 or Greater	200%	100%
25	180%	90%
20	160%	80%
15	140%	70%
10	120%	60%
0	100%	50%
-5	75%	38%
-10	50%	25%
Less than -10.01	0%	0%

(1)
Equal to the difference between the share price appreciation of the Company and the share price appreciation of the peer group index for the period beginning on the first day of the performance period and ending on the last day of the applicable performance period.

Employment Contracts

The Company currently maintains no employment agreements with any of its executive officers; however, Mr. Hartman was party to an employment agreement that expired in 2017 and the Company has entered into the Separation Agreement with Mr. Quarls in connection with his retirement from the Company in early 2018.

Hartman Employment Agreement

On May 9, 2016, the Company entered into an employment agreement with Mr. Hartman pursuant to which Mr. Hartman agreed to continue to serve as the Company’s Senior Vice President and Chief Financial Officer for an 18-month term ending on November 9, 2017, unless Mr. Hartman was terminated earlier in accordance with the terms of the employment agreement. During the term of his employment agreement, Mr. Hartman was entitled to receive an annual base salary of not less than $250,000.

Within 30 days of the Company’s emergence from bankruptcy, the Company was obligated to grant

Mr. Hartman an award of restricted stock (or economic equivalent) with a grant date fair value equal to $600,000 as of the date of the Company’s emergence. Pursuant to such requirement, the Company granted Mr. Hartman an award of 63,762 restricted stock units on October 12, 2016. Such equity award vests in three equal installments on each of the first three anniversaries of the date of emergence, or September 12 of each of 2017, 2018 and 2019, based solely on Mr. Hartman’s continued employment with the Company as of the applicable vesting date. In the event that Mr. Hartman is terminated by the Company without “cause” or resigns for “good reason” (as such terms are defined in the employment agreement) before the award has fully vested, the installment scheduled to vest on the next vesting date shall vest as of Mr. Hartman’s date of termination. Mr. Hartman’s Employment Agreement expired in accordance with its terms in November 2017.

Separation and Consulting Agreement

On January 19, 2018, Mr. Quarls announced that he would retire from his positions as Executive Chairman and as a director of the Company, effective February 28, 2018.  In connection therewith, Mr. Quarls entered into the Separation Agreement with the Company pursuant to which Mr. Quarls agreed to provide through the remainder of 2018 certain transition and support services to the Company as reasonably requested by the Board. The Company agreed to pay Mr. Quarls a consulting fee of $250,000 for up to fifty business days of such consulting services and a mutually agreed-upon amount for any consulting services performed in excess of fifty business days. Under the Separation Agreement, Mr. Quarls vested in (i) 12,515 restricted stock units previously granted to him as Chairman of our Board in connection with our emergence from bankruptcy in December of 2016, (ii) 1,891 time-vested restricted stock units previously granted to him in connection with his appointment as our Executive Chairman in August of 2017, and (iii) 1,968 performance-based restricted stock units previously granted to him in connection with his appointment as our Executive Chairman in August of 2017. All other unvested restricted stock units held by Mr. Quarls were forfeited as of February 28, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of our NEOs, information regarding outstanding equity awards as of December 31, 2017:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Inventive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Harry Quarls	9,455(2)	$369,785	9,455(3)	$369,785
	12,515(4)	$489,462

John A. Brooks	27,920(5)	$1,091,951	27,920(6)	$1,091,951
	13,335(7)	$521,532	13,335(8)	$521,532

Steven A. Hartman	42,508(9)	$1,662,488
	5,000(10)	$195,550	5,000(6)	$195,550

(1)	The value of these awards is based on the number of shares reported multiplied by $39.11, the closing price of our Common Stock on December 29, 2017, the last trading day of our fiscal year.
(2)
Of these time-vested restricted stock units, 1,891 vested on January 26, 2018.  Pursuant to the terms of the awards, 1,891 were scheduled to vest on January 26 of each of 2019, 2020, 2021 and 2022.  However, in connection with Mr. Quarls’ retirement in February 2018 and pursuant to the Separation Agreement entered into with the Company, 1,891 time-vested restricted stock units vested and the remaining awards were forfeited as of his termination date.

(3)
The performance period for one-half of these performance-based restricted stock units was scheduled to expire on each of December 31, 2020 and December 31, 2021.  However, in connection with Mr. Quarls’ retirement in February 2018 and pursuant to the Separation Agreement, 1,968 performance-based restricted stock units vested and the remaining awards were forfeited as of his termination date. The market value of these performance-based restricted stock units as set forth in the table above reflect an assumed payout percentage of 100%.
(4)
Of these time-vested restricted stock units, 6,257 were scheduled to vest on December 19 of 2018 and 2019.  However, in connection with Mr. Quarls’ retirement in February 2018 and pursuant to the Separation Agreement entered into with the Company, all 12,515 time-vested restricted stock units vested as of his termination date.

(5)	Of these time-vested restricted stock units, 5,584 vested on January 26, 2018 and 5,584 will vest on January 26 of each of 2019, 2020, 2021 and 2022.
(6)
The performance period for one-third of these performance-based restricted stock units will expire on each of December 31, 2019, December 31, 2020 and December 31, 2021.  The market value of these performance-based restricted stock units reflect an assumed payout percentage of 100%.

(7)	Of these time-vested restricted stock units, 2,667 vested on January 26, 2018 and 2,667 will vest on January 26 of each of 2019, 2020, 2021 and 2022.
(8)
The performance period for one-half of these performance-based restricted stock units will expire on each of December 31, 2020 and December 31, 2021.  The market value of these performance-based restricted stock units reflect an assumed payout percentage of 100%.

(9)	Of these time-vested restricted stock units, 21,254 will vest on each of September 12, 2018 and September 12, 2019.
(10)	Of these time-vested restricted stock units, 1,000 vested on January 26, 2018 and 1,000 will vest on January 26 of each of 2019, 2020, 2021 and 2022.

Stock Vested in 2017

The following table sets forth the number of shares of our Common Stock acquired, and the values realized, by our NEOs upon the vesting of time-vested restricted stock units during 2017:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)
Harry Quarls	6,257	$236,077
John A. Brooks	¾	¾
Steven A. Hartman	21,254	$828,693

(1)	Amount is based on the number of shares of restricted stock units vested multiplied by the market value of the underlying shares on the vesting date.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2017 regarding the restricted stock units and securities issued and to be issued under our equity compensation plans. We do not have any equity compensation plans which were required to be approved by our shareholders.

Plan Category	Number of Securities To Be Issued Upon Vesting of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	¾	¾	¾
Equity compensation plans not approved by shareholders(1)	356,624(2)	N/A(3)	357,122

(1)
In accordance with our Plan of Reorganization which was supported by our prior creditors and current equityholders and confirmed by the Bankruptcy Court, we reserved for issuance 5% of our outstanding Common Stock for issuance under the Incentive Plan, which is described further below.

(2)
This amount consists of outstanding time- and performance-based restricted stock units and includes the maximum number of shares that may be issued upon settlement of outstanding performance-based restricted stock units granted under the Incentive Plan.

(3)	Restricted stock units do not have an exercise price and thus are not reflected here.

2016 Management Incentive Plan

On October 4, 2016, we adopted the Incentive Plan. The purpose of the Incentive Plan is to assist the Company in attracting and retaining qualified employees, directors and consultants and to align their financial interests with the financial interests of the Company’s shareholders. The selection of participants in the Incentive Plan, the awards granted to those participants, and the vesting and other terms of the awards granted is determined by the C&B Committee and/or the Board. The Incentive Plan provides for the following types of awards: options; restricted stock; restricted stock units; and other stock awards.

The aggregate number of shares of Common Stock reserved for issuance pursuant to the Incentive Plan is 749,600. The Incentive Plan expires on, and no new awards may be granted after, October 4, 2026, unless earlier terminated by the Board. The Incentive Plan contemplates that any award granted under the plan may provide for the earlier termination of restrictions and acceleration of vesting in the event of a Qualified Liquidity Event (as defined in the Incentive Plan), as may be described in the particular award.

Potential Payments upon Termination or a Change in Control

We do not have any change in control agreements with any NEO or director. However, under the Incentive Plan and related award agreements, upon a “Qualified Liquidity Event,” all time-vested restricted stock units issued automatically vest in full and all performance-based restricted stock units will vest anywhere from 0-200% based on the Company’s achievement of the performance criteria through the date of the Qualified Liquidity Event. A “Qualified Liquidity Event” is generally defined as a sale of at least 40% in total gross fair market value of our assets, the acquisition by a person or group of more than 50% of the voting power of our stock, or certain changes in the composition of our Board.

In addition, under such award agreements, upon an NEO’s termination of employment without Cause (as defined in the Incentive Plan) or resignation for Good Reason (as defined in the Incentive Plan), the executive will vest in the next tranche of time-vested restricted stock units scheduled to vest under the applicable award agreement. Upon an NEO’s termination due to the individual’s death or disability, the executive is to vest in a pro-rated number of time-vested restricted stock units based on the individual’s period of service with the Company during the applicable vesting period.

Under our performance-based restricted stock units, upon an NEO’s termination of employment without Cause, resignation for Good Reason, or due to the individual’s death or disability, the executive will vest in a pro-rata portion of the target number of restricted stock units granted based on the individual’s period of service with the Company during the applicable performance periods.

Estimated Payments

The table below and the discussion that follows reflect the amount of compensation payable to each NEO upon termination from the Company under several scenarios assuming such termination was effective December 31, 2017.

Name of Executive Officer	Accelerated Vesting of Restricted Stock Units (#)	Total Estimated Value of Accelerated Vesting (1)
Harry Quarls(2)
Death or Disability	14,254	$557,474
Change in Control	21,970	$859,247
Termination by Employee Without Good Reason or by Company for Cause	-	-
Termination for Good Reason or by Company Without Cause	15,342	$600,026
John A. Brooks
Death or Disability	14,929	$583,873
Change in Control	41,255	$1,613,483
Termination by Employee Without Good Reason or by Company for Cause	-	-
Termination for Good Reason or by Company Without Cause	16,862	$659,473
Steven A. Hartman
Death or Disability	2,233	$87,333
Change in Control	47,508	$1,858,038
Termination by Employee Without Good Reason or by Company for Cause	-	-
Termination for Good Reason or by Company Without Cause	23,559	$921,392

(1)	Reflects value of accelerated vesting of equity grants at $39.11 per share (closing price on December 29, 2017, the last trading day of the fiscal year).
(2)
As previously discussed, Mr. Quarls retired from the Company effective February 28, 2018.  Please see “Executive Compensation—Employment Contracts—Separation and Consulting Agreement” for a description of actual payments and benefits received in connection with his separation.  The accelerated vesting of Restricted Stock Units column for Mr. Quarls also reflects the accelerated vesting of 12,515 restricted stock units previously granted to him in connection with his service as a director that would accelerate and vest upon a termination of his status as a member of the Board as a result of death, disability, removal or re-election that is other than for Cause (as defined in the applicable award agreement) or a resignation or unwillingness to serve.

Compensation Committee Interlocks and Insider Participation

During 2017, Messrs. Schuyler, Holderness, McCarthy and Quarls served on the C&B Committee, all of whom were independent directors at the time of such service.  Mr. Quarls was appointed Executive Chairman in August of 2017, at which time he became an executive officer and no longer continued to serve on the C&B Committee. There are no compensation committee interlocks involving members of the Compensation Committee or other directors of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Grant Thornton as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2018. Shareholders are being asked to ratify the appointment of Grant Thornton at the Annual Meeting under Proposal No. 3. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit Fees

The following is a summary and description of fees for services provided by Grant Thornton and KPMG for the years ended December 31, 2017 and December 31, 2016.

	2017	2016
Audit Fees (1)	$574,142	$876,327
Audit-Related Fees	—	—
Tax Fees (2)	—	$763,702
All Other Fees	—	—
Total Fees	$574,142	$1,640,029

(1)
Audit fees consist of fees for the audit of our consolidated financial statements, reviews of interim financial statements, implementation of fresh-start accounting, the audit of our internal control over financial reporting, consents for registration statements and reviews of acquisition financials.

(2)	Includes fees for bankruptcy-related tax services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for us by Grant Thornton in 2017 were pre-approved by the Audit Committee.

Audit Committee Report

Under the rules established by the SEC, we are required to provide certain information about the Company’s independent registered public accounting firm and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.

As discussed under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for the fiscal year ended December 31, 2017. First, the Audit Committee reviewed and discussed with the Company’s management and Grant Thornton, the Company’s independent registered public accounting firm for 2017, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017. Second, the Audit Committee discussed with Grant Thornton the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, or the “PCAOB,” including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Finally, the Audit Committee received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has also discussed with Grant Thornton its independence. Through its discussions with Grant Thornton and management, including discussions with Grant Thornton and management regarding the financial statements, discussions with Grant Thornton regarding the scope and results of the audit and Grant Thornton’s independence and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2017 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Darin G. Holderness (Chairman)
Jerry Schuyler

MISCELLANEOUS

Shareholder Proposals

We plan to hold our 2019 Annual Meeting of Shareholders on or about May 1, 2019. Any shareholder who wishes to submit a proposal for consideration at our 2019 Annual Meeting of Shareholders, and who wishes to have such proposal included in our Proxy Statement, must comply with the provisions of Rule 14a-8 of the proxy rules of the SEC and must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Houston, Texas, not later than November 28, 2018.

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting of shareholders or to bring other business before an annual meeting (other than matters that have been included in our Proxy Statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Penn Virginia Corporation, Attention: Corporate Secretary, 14701 St. Mary’s Lane, Suite 275, Houston, Texas 77079.

Our Bylaws require that to have a proposal voted upon at the 2019 Annual Meeting of Shareholders, including a proposal relating to nominations for the elections of directors, the proposing shareholder must have delivered in writing to the Company notice of such proposal no later than February 1, 2019 or earlier than January 2, 2019 and must include the following information: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (B) with respect to the shareholder giving the notice, (i) the name and address of such shareholder, (ii) the class or series and number of shares of capital stock owned beneficially and of record by such person, (iii) a description of all arrangements or understandings between such shareholder and any other person or entity in connection with the ownership of the capital stock of the Company and the proposal and any material interest of such shareholder in such proposal, (iv) whether such shareholder intends to deliver a form of proxy to other equityholders of the Company of at least the percentage of the Company’s voting shares required to approve the proposal, (v) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to introduce the business specified in the notice and (vi) all other information with respect to such shareholder that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A.

Director Nominations

If you wish to nominate a director for election at our 2019 Annual Meeting of Shareholders, any such nomination must be received by our Corporate Secretary by February 1, 2019 and must include the following information: (A) with respect to the shareholder who intends to make the nomination, (i) the name and address of such shareholder, (ii) the class or series and number of shares of capital stock owned beneficially and of record by such person, (iii) a description of all arrangements or understandings between such shareholder and any other person or entity in connection with the ownership of the capital stock of the Company and any material interest of such shareholder in such nomination, (iv) whether such shareholder intends to deliver a form of proxy to other equityholders of the Company to elect such nominee or nominees, (v) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (vi) all other information that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A, (B) with respect to each proposed nominee, (i) the name, age, business address and residential address of such person, (ii) such person’s principal occupation, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such person and (iv) all other information that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A and (C) a written consent executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaws provisions summarized herein will be eligible to be nominated for election as a member of the Board at our 2019 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders.

Other Matters

We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

Annual Report and Form 10-K

We are sending a copy of our 2017 Annual Report to shareholders with the proxy materials. The Annual Report contains a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC.

We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.

We will deliver promptly, upon written or oral request, a separate copy of our 2017 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Penn Virginia Corporation, 14701 St. Mary’s Lane, Suite 275, Houston, Texas 77079, or call us at (713) 772-6500, if the shareholder (i) wishes to receive a separate copy of our 2017 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

Notice of Internet Availability of Proxy Materials

Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on May 2, 2018.

If you wish to attend the meeting in person, you can obtain driving directions to the Omni Hotel at 13210 Katy Freeway in Houston, Texas at www.omnihotels.com/hotels/houston-westside/property-details/directions

This Proxy Statement, the proxy card and our 2017 Annual Report are available at http://www.pennvirginia.com/annualmeeting.

By Order of the Board of Directors

/s/ Katherine Ryan
Katherine Ryan
Corporate Secretary

March 28, 2018

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PENN VIRGINIA CORPORATION 14701 ST. MARY'S LANE, SUITE 275 HOUSTON, TX 77079 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01 John A. Brooks 02 Darin G. Holderness 03 David Geenberg 04 Jerry Schuyler 05 Michael Hanna The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To approve, on an advisory basis, the compensation paid to the Company's named executive officers. 3 To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com PENN VIRGINIA CORPORATION Annual Meeting of Shareholders May 2, 2018 11:00 a.m CDT This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints John A. Brooks and Steven A. Hartman as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on March 15, 2018, at the Annual Meeting of Shareholders to be held at the Omni Hotel at 13210 Katy Freeway, Houston, Texas at 11:00 a.m Central time on May 2, 2018, or at any adjournment thereof. A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted "FOR" all nominees listed in proposal 1, "For" proposal 2 and 3 and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side